Pricing Supplement dated January 15, 2020 to the Product Prospectus Supplement MLN-EI-1 dated June 19, 2019 and Prospectus Dated June 18, 2019	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-231751

The Toronto-Dominion Bank $1,350,000 Dual Directional Buffered Notes Linked to the EURO STOXX 50® Index Due February 1, 2021 Senior Debt Securities, Series E

General
•
The Notes are designed for investors who (i) seek unleveraged exposure to a limited range of the percentage appreciation of the EURO STOXX 50® Index (the “Reference Asset”) during the term of the Notes, (ii) seek unleveraged inverse exposure to a limited range of the percentage decline in the level of the Reference Asset, but only if the arithmetic average of the Closing Level of the Reference Asset on each Averaging Date (the “Final Level”) is equal to or greater than the Buffer Level, (iii) are willing to accept the risk of losing some or all of their Principal Amount and (iv) are willing to forgo interest and any dividend payments or other distributions on the stocks comrpising the Reference Asset.

•
If the Final Level is less than the Initial Level by more than 9.80%, investors will lose approximately 1.1086% of the Principal Amount of the Notes for each 1% decrease from the Initial Level to the Final Level of more than 9.80%, and may lose their entire Principal Amount of the Notes.

•	Any payments on the Notes, including any repayment of principal, are subject to our credit risk.
Key Terms
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Asset:	The EURO STOXX 50® Index (Bloomberg ticker: SX5E)
Principal Amount:	$1,000 per Note, subject to a minimum investment of $10,000 and integral multiples of $1,000 in excess thereof.
Term:	Approximately 54 weeks.
Pricing Date:	January 15, 2020
Issue Date:	January 21, 2020, which is three Business Days following the Pricing Date. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Maturity Date:	February 1, 2021, subject to postponement as described further under “Additional Terms — Market Disruption Events”.
Payment at Maturity:
On the Maturity Date, we will pay a cash payment, if anything, per Note equal to:
•    If the Percentage Change is positive: Principal Amount + (Principal Amount x Percentage Change), subject to the Maximum Upside Return.
In this scenario, you will receive a positive 1% return on the Notes for each 1% that the Final Level is greater than the Initial Level. This return will not exceed 10.00%.
•   If the Percentage Change is less than or equal to 0%, and greater than or equal to -9.80% (that is, the absolute value of the decline in the Reference Asset exceeds the Buffer Amount): Principal Amount + (Principal Amount x Contingent Absolute Return).
In this scenario, you will receive a positive 1% return on the Notes for each 1% that the Final Level is less than the Initial Level. This return will not exceed 9.80%.
•   If the Percentage Change is less than -9.80% (that is, the absolute value of the decline in the Reference Asset exceeds the Buffer Amount): Principal Amount + [Principal Amount x (Percentage Change + Buffer Amount) x Downside Leverage Factor].
If the Final Level is less than Buffer Level, the investor will receive less than the Principal Amount of the Notes at maturity and may lose some or all of their investment in the Notes. Any payments on the Notes are subject to our credit risk. All amounts used in or resulting from any calculation relating to the Notes, including the Payment at Maturity, will be rounded upward or downward as appropriate, to the nearest cent.

Percentage Change:	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Maximum Upside Return:	10.00%. If the Percentage Change is equal to or greater than 10.00%, you will receive the Maximum Upside Return of 10.00%, which entitles you to a payment at maturity of $1,100.00
Contingent Absolute Return:	The absolute value of the Percentage Change. For example, if the Percentage Change is -5%, the Contingent Absolute Return will equal 5%.
Buffer Amount:	9.80%, which is equal to the amount, expressed in percentage terms, by which the Buffer Level is less than the Initial Level
Downside Leverage Factor:	The quotient of 1 / (1 – Buffer Amount), which is equal to approximately 1.1086.
Initial Level:	3,768.96, which is the Closing Level of the Reference Asset on the Pricing Date, as determined by the Calculation Agent.
Final Level:	The arithmetic average of the Closing Level of the Reference Asset on each of the “Averaging Dates” specified below, as determined by the Calculation Agent.
Averaging Dates:
January 21, 2021, January 22, 2021, January 25, 2021, January 26, 2021 and January 27, 2021 (such day may be referred to as the “Final Averaging Date”). Each “Averaging Date” is a “Valuation Date” for the purposes of the product prospectus supplement and is subject to postponement as described under “Additional Terms — Market Disruption Events” herein. If such day is not a Trading Day, the relevant Averaging Date will be the next succeeding Valid Day as described under “Additional Terms — Market Disruption Events” herein.

Buffer Level:	3,399.6019, which is 90.20% of the Initial Level, as determined by the Calculation Agent.
CUSIP / ISIN:	89114RC95 / US89114RC953
The estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date was $984.30 per Note, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-5 and “Additional Information Regarding the Estimated Value of the Notes” on page P-22 of this pricing supplement. The estimated value is less than the public offering price of the Notes.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-3 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement MLN-EI-1 dated June 19, 2019, (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”). Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD
Per Note	$1,000.00	$10.00	$990.00
Total	$1,350,000.00	$13,500.00	$1,336,500.00
[1]	The public offering price for investors purchasing the Notes in fiduciary accounts may have been as low as $990.00 (99.00%) per Note.
[2]
TD Securities (USA) LLC (“TDS” or the “Agent”) will receive a commission of $10.00 (1.00%) per $1,000.00 Principal Amount of the Notes sold in this offering. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $10.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-21 of this pricing supplement.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product prospectus supplement MLN-EI‑1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019: http://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm

◾	Product Prospectus Supplement MLN-EI-1 dated June 19, 2019: http://www.sec.gov/Archives/edgar/data/947263/000114036119011262/form424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-2

Selected Purchase Considerations
•
Potential for Unleveraged Exposure to Upside Appreciation, subject to the Maximum Upside Return – The Notes provide unleveraged exposure to a limited range of appreciation in the level of the Reference Asset over the term of the Notes. However, the opportunity to participate in the possible increases in the level of the Reference Asset through an investment in the Notes is limited because the return on the Notes resulting from any increase in the level of the Reference Asset will not exceed the Maximum Upside Return.

•
Potential for Unleveraged Contingent Absolute Return, with Potential for Full Downside Exposure – The Notes provide inverse exposure to a limited range of decline in the level of the Reference Asset over the term of the Notes. However, the opportunity to receive inverse exposure to any decline in the level of the Reference Asset through an investment in the Notes is limited by the Buffer Level. If, the Final Level is less than the Buffer Level, investors will lose approximately 1.1086% of the Principal Amount of the Notes for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Amount, and because of this Downside Leverage feature, investors may lose their entire investment in the Notes. Any payments on the Notes, including any repayment of principal, are subject to our credit risk.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Your investment will be exposed to a loss on a leveraged basis if the Final Level is less than the Initial Level by more than the Buffer Amount. Specifically, if the Final Level is less than the Initial Level by more than the Buffer Amount, investors will lose approximately 1.1086% of the Principal Amount of the Notes for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Amount, and may lose their entire Principal Amount.
The Notes Do Not Pay Interest and Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security of  comparable maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for interest payments. Even if your return is positive, your return may be less than the return you would earn on a conventional, interest -bearing senior debt security of TD of comparable maturity or if you made a hypothetical direct investment in the Reference Asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
Your Potential Return on Any Positive Percentage Change Will be Limited by the Maximum Upside Return and May be Less Than the Return on a Hypothetical Direct Investment in the Reference Asset.
The opportunity to participate in any appreciation in the level of the Reference Asset through an investment in the Notes will be limited because the return on the Notes resulting from any positive Percentage Change will not exceed the Maximum Upside Return. Therefore, you will not benefit from any positive Percentage Change that exceeds the Maximum Upside Return, regardless of how much the Reference Asset appreciates. Accordingly, your return on the Notes may be less than your return would be if you made a hypothetical direct investment in the Reference Asset, a direct investment in the stocks and other assets comprising the Reference Asset (the “Reference Asset Constituents”) or in a security directly linked to the positive performance of the Reference Asset or the Reference Asset Constituents.
Your Potential Return From the Contingent Absolute Return Will be Limited by the Buffer Level and the Contingent Absolute Return Feature is Not the Same as Taking a Short Position Directly in the Reference Asset Constituents.
The opportunity to benefit from any decline in the level of the Reference Asset through an investment in the Notes will be limited because of the Buffer Level, and you will not benefit from any percentage decline of the Reference Asset that exceeds the Buffer Amount. Further, even if the Percentage Change is negative and the Final Level is equal to or greater than the Buffer Level, the return on the Notes will not reflect the return you would realize if you actually took a short position directly in the Reference Asset Constituents. For example, to maintain a short position in a Reference Asset Constituent, you would have to pay dividend payments (if any) to the entity that lends you the Reference Asset Constituent for your short sale, and you could receive certain interest payments (the short interest rebate) from the lender.

TD SECURITIES (USA) LLC	P-3

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Final Level.
If the Final Level of the Reference Asset is less than the Buffer Level, you will receive less than the Principal Amount of your Notes and you will lose some or all of your investment in the Notes. This means that while a percentage decrease from the Initial Level to the Final Level by up to the Buffer Amount will result in a positive return equal to the Contingent Absolute Return, any additional decrease in the Final Level of the Reference Asset will instead result in a loss of approximately 1.1086% of the Principal Amount of the Notes for each 1% that the Final Level is less than the Initial Level in excess of the Buffer Amount, up to the entire Principal Amount of your Notes.
The Amount Payable on the Notes, if Any, is not Linked to the Level of the Reference Asset at any Time Other than the Averaging Dates.
Any payment on the Notes will be based on the Final Level, which will be the arithmetic average of the Closing Level of the Reference Asset on each of the Averaging Dates (including the Final Averaging Date). If the level of the Reference Asset remains equal to or greater than the Initial Level or less than the Initial Level but equal to or greater than the Buffer Level prior to the Averaging Dates but then adversely changes by the Averaging Dates, the Payment at Maturity, if any, may be significantly less than it would have been had the Payment at Maturity been linked to the level of the Reference Asset prior to such change. Although the actual level of the Reference Asset on the Final Averaging Date or at other times during the term of the Notes may be higher than the Final Level, the Payment at Maturity, if any, will be based solely on the arithmetic average of the Closing Levels of the Reference Asset on each of the Averaging Dates as compared to the Initial Level.
The Amount Payable on the Notes, if Any, is Based on the Arithmetic Average of the Closing Level of the Reference Asset on each of the Averaging Dates, and therefore the Payment at Maturity, if Any, may be less than if it were Based Solely on the Closing Level of the Reference Asset on a Single Valuation Date.
The Payment at Maturity, if any, will be calculated by reference to the Final Level, which will be equal to the arithmetic average of the Closing Level of the Reference Asset on each of the Averaging Dates listed herein. Therefore, in calculating the Final Level, performance of the Reference Asset on one or more Averaging Dates that would lead to a positive return on the Notes may be moderated, wholly offset or even reversed by changes in the level of the Reference Asset on one or more of the other Averaging Dates. Therefore, even if the Closing Level of the Reference Asset was greater than or equal to the Buffer Level on certain Averaging Dates (including the Final Averaging Date), the return on the Notes will be negative if the Closing Level was less than the Buffer Level on other Averaging Dates and the Final Level is less than the Buffer Level.
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Maturity Date and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
There Are Market Risks Associated with the Reference Asset.
The value of the Reference Asset can rise or fall sharply due to factors specific to such Reference Asset, the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Asset for your Notes. For additional information, see “Information Regarding the Reference Asset” herein.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agent or another of our affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the level of the Reference Asset at such time, and as a result, you may suffer substantial losses.

TD SECURITIES (USA) LLC	P-4

If the Level of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the level of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the level of the Reference Asset remains equal to or greater than the Initial Level or less than the Initial Level but equal to or greater than the Buffer Level during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Estimated Value
The Estimated Value of Your Notes Is Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes is less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
STOXX Limited (the “Index Sponsor”) is not an affiliate of ours and will not be involved in any offerings of the Notes in any way. Consequently, we have no control of any actions of the Index Sponsor, including any actions of the type that could adversely affect the level of the Reference Asset or any amount payable on the Notes. The Index Sponsor does not have any obligation of any sort with respect to the Notes. Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of, or return on, the Notes. None of our proceeds from any issuance of the Notes will be

TD SECURITIES (USA) LLC	P-5

delivered to the Index Sponsor, except to the extent that we are required to pay the Index Sponsor licensing fees with respect to the Reference Asset.
The Reference Asset Reflects Price Return, Not Total Return.
The return on your Notes is based on the performance of the Reference Asset, which reflects the changes in the market prices of its Reference Asset Constituents. The Reference Asset is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the Reference Asset Constituents. The return on your Notes will not include such a total return feature or dividend component.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the Payment at Maturity, if any, on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting the Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amount payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product prospectus supplement.
Any Averaging Date (including the Final Averaging Date) and the Maturity Date are Subject to Market Disruption Events and Postponement.
Each Averaging Date (including the Final Averaging Date), and therefore the Maturity Date, are subject to postponement as described herein and in the product prospectus supplement due to the occurrence of one or more Market Disruption Events. For a description of what constitutes a Market Disruption Event as well as the consequences of that Market Disruption Event, see “Additional Terms — Market Disruption Events” herein and “General Terms of the Notes — Market Disruption Events” in the product prospectus supplement.
Trading and Business Activities by the Bank or its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes.
We, the Agent and/or one or more of our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the level of the Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing assets. It is possible that we and/or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and any amount payable on, the Notes declines. We, and/or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and/or our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and/or their customers’ accounts and in accounts under our and/or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or another of our affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent and/or our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituent Issuers. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agent or one or more of our affiliates may affect the levels of the Reference Asset or one or more Reference Asset Constituents and, therefore, the market value of, and any payments on, the Notes.
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement, and the section entitled “Material U.S. Federal Income Tax Consequences” below. You should consult your tax advisor as to the U.S. federal income tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.”
If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-6

Dual Directional Buffered Notes Linked to the EURO STOXX 50® Index Due February 1, 2021

Additional Terms
The information in this “Additional Terms” section supplements, and to the extent inconsistent supersedes, the information set forth in the product prospectus supplement and the prospectus.
Issue:	Senior Debt Securities, Series E
Type of Note:	Dual Directional Buffered Notes
Agent:	TDS
Currency:	U.S. Dollars
Closing Level:
The Closing Level of the Reference Asset will be the official closing level of the Reference Asset or any successor index (as defined in the accompanying product prospectus supplement) published by the Index Sponsor on any Trading Day for the Reference Asset.

Monitoring Period:	For purposes of the determination of the Final Level, the Calculation Agent will observe the Closing Level on each Averaging Date.
Limited Events of Default:
Notwithstanding anything to the contrary set forth in the prospectus, the only events of default for the Notes will be (i) defaults in the payment of principal or any interest, as applicable, that continue for 30 Business Days and (ii) certain bankruptcy, insolvency or reorganization events. No other breach or default under our indenture or the Notes will result in an event of default for the Notes or permit the trustee or holders to accelerate the maturity of any debt securities – that is, they will not be entitled to declare the principal amount of any Notes to be immediately due and payable. See “Additional Risk Factors — Notwithstanding Anything to the Contrary Set Forth in the Prospectus, the Indenture Will Provide Only Limited Acceleration and Enforcement Rights for the Notes”.

Trading Day:
A day on which (1) each related futures and options exchange is scheduled to be open for trading for its regular trading session and (2) the Index Sponsor is scheduled to publish the level of the Reference Asset.

Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

Market Disruption Events:
If a Market Disruption Event occurs or is continuing on an Averaging Date (including the Final Averaging Date), the affected Averaging Date will be postponed to the next Valid Date. A “Valid Date” is a Trading Day (i) on which no Market Disruption Event occurs or is continuing and (ii) which is not otherwise scheduled to be an Averaging Date. If the first succeeding Valid Date has not occurred as of the close of trading on the eighth Trading Day immediately following the original date such that, but for the occurrence of another Averaging Date or a Market Disruption Event, would have been the final Averaging Date, then (1) that eighth Trading day shall be deemed to be the Averaging Date (irrespective of whether that eighth Trading Day is already an Averaging Date), and (2) the Calculation Agent shall determine the Closing Level on such day as specified above. If the Calculation Agent postpones the determination of the Closing Level on an Averaging Date (and therefore postpones the determination of the Final Level), the Maturity Date will be postponed to maintain the same number of Business Days between the final Averaging Date and the Maturity Date as existed prior to the postponement(s).
Each Averaging Date is a “Valuation Date” for purposes of the product prospectus supplement. See “General Terms of the Notes — Market Disruption Events” in the product prospectus supplement for events that constitute a Market Disruption Event.

Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.

TD SECURITIES (USA) LLC	P-7

Dual Directional Buffered Notes Linked to the EURO STOXX 50® Index Due February 1, 2021

Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.

TD SECURITIES (USA) LLC	P-8

Hypothetical Returns
The examples and table set out below are included for illustration purposes only and are hypothetical examples only: amounts below may have been rounded for ease of analysis. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the hypothetical Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the actual Initial Level, the Final Level or the level of the Reference Asset on any Trading Day prior to the Maturity Date. All examples assume a Buffer Amount of 9.80% (the Buffer Level is 90.20% of the hypothetical Initial Level), a Maximum Upside Return of 10.00%, a Downside Leverage Factor of approximately 1.1086, that a holder purchased Notes with an aggregate Principal Amount of $1,000 and that no market disruption event occurs on any Averaging Date, including the Final Averaging Date. The actual terms of the Notes are indicated on the cover hereof.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive and less than the Maximum Upside Return.
Percentage Change:	4.00%
Payment at Maturity:	= $1,000.00 + ($1,000.00 x 4.00%), subject to the Maximum Upside Return of 10.00% = $1,000.00 + $40.00 = $1,040.00.
On a $1,000.00 investment, a 4.00% Percentage Change results in a Payment at Maturity of $1,040.00, a 4.00% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive and the Payment at Maturity is subject to the Maximum Upside Return.
Percentage Change:	12.00%
Payment at Maturity:	= $1,000.00 + ($1,000.00 x 12.00%), subject to the Maximum Upside Return of 10.00% = $1,000.00 + $100.00 = $1,100.00.
On a $1,000.00 investment, a 12.00% Percentage Change results in a Payment at Maturity of $1,100.00, a 10.00% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Amount).
Percentage Change:	-5.00%
Payment at Maturity:	= $1,000.00 + ($1,000.00 x |5.00|%) = $1,000.00 + $50.00 = $1,050.00.
On a $1,000.00 investment, a -5.00% Percentage Change results in a Payment at Maturity of $1,050.00, a 5.00% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Amount).
Percentage Change:	-40.00%
Payment at Maturity:	$1,000.00 + [$1,000.00 x (-40.00% + 9.80%) x (1 / 0.902)] = $1,000.00 - $334.81 = $665.19
On a $1,000.00 investment, a -40.00% Percentage Change results in a Payment at Maturity of $665.19, a -33.481% return on the Notes.
The following table illustrates hypothetical payments per Note that could be realized at maturity for a range of hypothetical Final Levels of the Reference Asset.

TD SECURITIES (USA) LLC	P-9

The hypothetical payments set forth below are based on the hypothetical terms set forth above, and a hypothetical Initial Level of 100.00 and hypothetical Final Levels shown below, which do not represent a likely Initial Level or likely Final Levels, respectively, of the Reference Asset. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis.
Hypothetical Final Level*	Hypothetical Percentage Change	Payment at Maturity	Return on the Notes
140.00	40.00%	$1,100.00	10.000%
130.00	30.00%	$1,100.00	10.000%
120.00	20.00%	$1,100.00	10.000%
115.00	15.00%	$1,100.00	10.000%
111.00	11.00%	$1,100.00	10.000%
110.00	10.00%	$1,100.00	10.000%
106.00	6.00%	$1,060.00	6.000%
104.00	4.00%	$1,040.00	4.000%
102.00	2.00%	$1,020.00	2.000%
100.00	0.00%	$1,000.00	0.000%
95.00	-5.00%	$1,050.00	5.000%
92.50	-7.50%	$1,075.00	7.500%
90.20	-9.80%	$1,098.00	9.800%
90.00	-10.00%	$997.78	-0.222%
85.00	-15.00%	$942.35	-5.765%
70.00	-30.00%	$776.05	-22.395%
60.00	-40.00%	$665.19	-33.481%
50.00	-50.00%	$554.32	-44.568%
25.00	-75.00%	$277.16	-72.284%
0.00	-100.00%	$0.00	-100.000%
*Represents the arithmetic average of the Closing Level of the Reference Asset on each of the Averaging Dates.

TD SECURITIES (USA) LLC	P-10

Information Regarding the Reference Asset
All disclosures contained in this document regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in any Reference Asset components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Index Sponsor. The Index Sponsor, owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. None of the websites referenced in the Reference Asset description below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference.
The graph below sets forth the information relating to the historical performance of the Reference Asset. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level or Final Level of the Reference Asset on any Averaging Date. We cannot give you any assurance that the performance of the Reference Asset will result in a positive return on your initial investment.

EURO STOXX 50® Index

The SX5E is a free-float market capitalization-weighted index of 50 European blue-chip stocks and was created by and is sponsored and maintained by STOXX Limited (“STOXX”), the Index Sponsor with respect to the SX5E. Publication of the SX5E began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991. The level of the SX5E is disseminated on STOXX’s website. STOXX is under no obligation to continue to publish the SX5E and may discontinue publication of it at any time. Additional information regarding the SX5E may be obtained from the STOXX’s website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement or any document incorporated herein by reference.
The top ten constituents of the SX5E as of November 29, 2019, by weight, are: SAP SE (5.06%), Total S.A. (4.78%), LVMH Moët Hennessy Louis Vuitton SE (4.10%), ASML Holding N.V. (3.96%), Linde plc (3.89%), Sanofi (3.61%), Siemens AG (3.52%), Allianz SE (3.47%), Unilever N.V. (2.95%) and Airbus SE (2.88%); constituent weights may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically.
As of November 29, 2019, the top ten industry sectors which comprise the SX5E represent the following weights in the SX5E: Industrial Goods & Services (11.5%), Personal & Household Goods (11.4%), Technology (10.9%), Health Care (9.8%), Banks (9.4%), Chemicals (8.4%), Insurance (6.8%), Oil & Gas (6.1%), Utilities (5.0%) and Telecommunications (4.2%); industry weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically. Percentages may not sum to 100% due to rounding. Sector designations are determined by STOXX Limited using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.
As of November 29, 2019, the eight countries which comprise the SX5E represent the following weights in the SX5E: France (38.8%), Germany (32.7%), Netherlands (10.8%), Spain (8.9%), Italy (4.7%), Belgium (2.3%), Ireland (1.0%) and Finland (0.7%); country weightings may be found at stoxx.com/download/indices/factsheets/SX5GT.pdf and are updated periodically.
The above information was derived from information prepared by STOXX, however, the percentages we have listed above are approximate and may not match the information available on STOXX’s website due to subsequent corporation actions or other activity relating to a particular stock.
SX5E Composition.
The SX5E is composed of 50 underlier stocks chosen by STOXX from the 19 EURO STOXX Supersector indices, which represent the Eurozone portion of the STOXX Europe 600 Supersector indices. STOXX selects underlier stocks that have, in its view, a high degree of liquidity and represent the largest companies across all market sectors. The 19 supersectors from which stocks are selected for the SX5E are Automobiles & Parts, Banks, Basic Resources, Chemicals, Construction & Materials, Financial Services, Food & Beverages, Health Care, Industrial Goods & Services, Insurance, Media, Oil & Gas, Personal & Household Goods, Real Estate, Retail, Technology, Telecommunications, Travel & Leisure and Utilities, although stocks from each of these supersectors are not necessarily included at a given time.
Component Selection
The composition of the SX5E is reviewed by STOXX annually in September. Within each of the 19 EURO STOXX Supersector indices, the respective index Reference Asset Constituents are ranked by free—float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free—float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. If the next highest—ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All remaining stocks that are current SX5E components are then added to the selection list. The stocks on the selection list are then ranked by free—float market capitalization. The 40 largest stocks on the selection list are chosen as index components. The remaining 10 stocks are then selected from the largest current stocks ranked between 41 and 60. If the number of index components is still below 50, then the largest remaining stocks on the selection list are added until the SX5E contains 50 stocks. In exceptional cases, STOXX’s Management Board may make additions and deletions to the selection list.

TD SECURITIES (USA) LLC	P-11

Ongoing Maintenance of Reference Asset Constituents
The Reference Asset Constituents of the SX5E are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the SX5E due to corporate actions (including mergers and takeovers, spin—offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.
The Reference Asset Constituents of the SX5E are subject to a “fast exit” rule. A Reference Asset Constituent is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month. The highest-ranked non- Reference Asset Constituent will replace the exiting Reference Asset Constituent. The SX5E is also subject to a “fast entry” rule. All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest blue-chip selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest Reference Asset Constituent.
A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest monthly selection list. In the case of a merger or takeover where a Reference Asset Constituent is involved, the original Reference Asset Constituent is replaced by the new Reference Asset Constituent. In the case of a spin-off, if the original stock was a Reference Asset Constituent, then each spin-off stock qualifies for addition if it lies within the lower buffer (between 1 and 40) on the latest selection list. The largest qualifying spin-off stock replaces the original Reference Asset Constituent, while the next qualifying spin-off stock replaces the lowest ranked Reference Asset Constituent and likewise for other qualifying spin-off stocks.
The free float factors and outstanding number of shares for each underlier stock that STOXX uses to calculate the SX5E, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Certain extraordinary adjustments to the free float factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. Each component’s weight is capped at 10% of the SX5E’s total free float market capitalization. The free float factor reduces the underlier stock’s number of shares to the actual amount available on the market. All holdings that are larger than five percent of the total outstanding number of shares and held on a long-term basis are excluded from the index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares).
Index Calculation
STOXX calculates the SX5E using the “Laspeyres formula,” which measures the aggregate price changes in the underlier stocks against a fixed base quantity weight. The discussion below describes the “price return” calculation of the SX5E. The applicable pricing supplement will describe the calculation of the SX5E if the underlier for your notes is not the price return calculation. The formula for calculating the SX5E value can be expressed as follows:

SX5E	=	Free Float Market Capitalization of the SX5E
Divisor

The “free float market capitalization of the SX5E” is equal to the sum of the product of the price, the number of shares, the free float factor and the weighting cap factor for each underlier stock as of the time the SX5E is being calculated. The index stocks trade in Euros and thus, no currency conversion is required. Where any index Reference Asset Constituent price is unavailable on any trading day, the underlier sponsor will generally use the last reported price for such Reference Asset Constituent.
In case the investability and tradability of the index and index based products is affected by an upcoming market or company event that is considered significant or “extreme” by the STOXX Management Board, the following actions or a combination of the following actions are taken. For all such changes a minimum notification period of two full trading days will be observed. The action scope may include but is not limited to:
●	application of expert judgment for index component pricing data,
●	adjustment of operational procedures,
●	postponement of index adjustments,
●	adjustment of selection lists,
●	change of weights of index constituents by adjusting the number of shares, free-float factors or weighting cap-factors, or
●	adjustment of index compositions.
EURO STOXX 50 Divisor
The SX5E is calculated using a divisor that helps to maintain the continuity of the index’s value so that corporate actions do not artificially increase or decrease the level of the SX5E.
The divisor is calculated by starting with the previous divisor in effect for the SX5E (which we call the “original divisor value”) and multiplying it by a fraction, the numerator of which is the previous free float market capitalization of the SX5E, plus or minus the difference between the closing market capitalization of the SX5E and the adjusted closing market capitalization of the SX5E, and the denominator of which is the previous free float market capitalization of the SX5E. The adjusted free float market capitalization is

TD SECURITIES (USA) LLC	P-12

calculated for stocks of companies that have experienced a corporate action of the type described below as of the time the new divisor value is being calculated using the free float market capitalization calculated with adjusted closing prices, the new number of shares, and the new free float factor minus the free float market capitalization calculated with that stock’s original closing price, number of shares, and free float factor, in each case as used in calculating the original divisor value. Errors in divisor calculation are corrected on an intraday basis if discovered on the same day the new divisor is effective. If the error is discovered later, the error is corrected on an intraday basis if feasible and only if the error is considered significant by the STOXX Limited Management Board.
Divisor Adjustments
STOXX adjusts the divisor for the SX5E to maintain the continuity of the SX5E values across changes due to corporate actions. Changes in weights due to corporate actions are distributed proportionally across all index components and equal an investment into the portfolio. The following is a summary of the adjustments to any underlier stock made for corporate actions and the effect of such adjustments on the divisor, where shareholders of the underlier stock will receive “B” new shares for every “A” share held (where applicable) and assuming that the version of the index to which your notes are linked is the price return version. If your notes are linked to the total return calculation of the SX5E, please see the discussion in your pricing supplement regarding divisor adjustments. All adjusted prices consider withholding taxes based on the new shares being distributed, using “B * (1 – withholding tax where applicable)”.
(1) Special cash dividend:

Adjusted price = closing price – dividend announced by the company * (1- withholding tax if applicable)
Divisor: decreases
(2) Split and reverse split:

Adjusted price = closing price * A / B
New number of shares = old number of shares * B / A
Divisor: no change
(3) Rights offering:

Adjusted price = (closing price * A + subscription price * B) / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: increases

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

Extremely dilutive rights issues having a share ratio larger or equal to 2000% (B/A>20) are treated as follows:
STOXX will announce the deletion of the company from all indices following the standard rules for index replacements if sufficient notice of two trading days before the ex-date can be given.

The company may enter the indices again at the next periodic index review, but only after the new rights issue shares have been listed.

Extremely dilutive rights issues for which two trading days’ notice before the ex-date cannot be given, and all highly dilutive rights issues having a share ratio larger or equal to 200% (B/A>2) are treated as follows:

●	The rights issue shares are included into the indices with a theoretical price on the ex-date;
●	The rights issue shares must be listed on an eligible stock exchange and tradable starting on the ex-date, otherwise, only a price adjustment is made and the rights are not included;
●	The rights issue shares will have the same parameters as the parent company;
●	The rights issue shares will be removed after their first trading day at the close; and
●	The number of shares and weighting factors will be increased after the new rights issue shares have been listed.

(4) Stock dividend:

Adjusted price = closing price * A / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: no change
(5) Stock dividend from treasury stock if treated as extraordinary dividend:

Adjusted close = close – close * B / (A + B)

TD SECURITIES (USA) LLC	P-13

Divisor: decreases
(6) Stock dividend of another company:

Adjusted price = (closing price * A – price of other company * B) / A
Divisor: decreases
(7) Return of capital and share consolidation:

Adjusted price = [closing price – capital return announced by company * (1– withholding tax)] * A / B New number of shares = old number of shares * B / A
Divisor: decreases
(8) Repurchase of shares / self-tender:

Adjusted price = [(price before tender * old number of shares) – (tender price * number of tendered shares)] / (old number of shares – number of tendered shares)
New number of shares = old number of shares – number of tendered shares
Divisor: decreases
(9) Spin– off:

Adjusted price = (closing price * A – price of spin–off shares * B) / A
Divisor: decreases
(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:
Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held; and
If A is not equal to one, all the following “new number of shares” formulae need to be divided by A.
If rights are applicable after stock distribution (one action applicable to another):
Adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]
New number of shares = old number of shares * [(A + B) * (1 + C / A)] / A
Divisor: increases
If stock distribution is applicable after rights (one action applicable to another):
Adjusted price = (closing price * A + subscription price * C) / [(A + C) * (1 + B / A)]
New number of shares = old number of shares * [(A + C) * (1 + B / A)]
Divisor: increases
Stock distribution and rights (neither action is applicable to the other):
Adjusted price = (closing price * A + subscription price * C) / (A + B + C)
New number of shares = old number of shares * (A + B + C) / A
Divisor: increases
(11) Addition/deletion of a company

No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
(12) Free float and shares changes

No price adjustments are made. The change in market capitalization determines the divisor adjustment.
The SX5E is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors“), which is used under license. The securities or other financial instruments based on the SX5E are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

TD SECURITIES (USA) LLC	P-14

License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Notes offered hereby.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes.  STOXX does not:
•	sponsor, endorse, sell, or promote the Notes;
•	recommend that any person invest in the Notes offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Notes;
•	have any responsibility or liability for the administration, management, or marketing of the Notes; or
•	consider the needs of the Notes or the holders of the Notes in determining, composing, or calculating the SX5E, or have any obligation to do so.
STOXX will not have any liability in connection with the Notes.  Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•	the results to be obtained by the Notes, the holders of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	the accuracy or completeness of the SX5E and its data;
•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Notes or any other third parties.

TD SECURITIES (USA) LLC	P-15

Historical Information
The graph below illustrates the performance of the Reference Asset from January 15, 2010 through January 15, 2020. The dotted line represents the Buffer Level of 3,399.6019, which is equal to 90.20% of the Initial Level.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level of the Reference Asset on any Averaging Date or that the performance of the Reference Asset will result in a positive return on your initial investment.
EURO STOXX 50® Index (SX5E)

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-16

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Except as discussed under the heading “Non-U.S. Holders”, this discussion is applicable only to a U.S. holder that acquires Notes upon initial issuance and holds its Notes as a capital asset for U.S. federal income tax purposes.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Asset. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. If your Notes are so treated, upon the taxable disposition of a Note, you generally should recognize gain or loss in an amount equal to the difference between the amount realized on such taxable disposition and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. There may be also a risk that the IRS could assert that the Notes should not give rise to long-term capital gain or loss because the Notes offer, at least in part, short exposure to the Reference Asset.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product prospectus supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Section 1297. We will not attempt to ascertain whether any of the Reference Asset Constituent Issuers would be treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

TD SECURITIES (USA) LLC	P-17

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code, as discussed below, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset or any U.S. Reference Asset Constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

TD SECURITIES (USA) LLC	P-18

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD and those of the Reference Asset Constituent Issuers).

TD SECURITIES (USA) LLC	P-19

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS has agreed to purchase the Notes from TD at the public offering price less a concession equal to the underwriting discount set forth on the cover page of this pricing supplement. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $10.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
Delivery of the Notes will be made against payment therefor on the Issue Date, which is the third business day following the Pricing Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or a third party, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or such third party informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-20

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions on the Pricing Date, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value for the Notes. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors” beginning on page P-3. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 6 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” beginning on page P-3 of this pricing supplement.

TD SECURITIES (USA) LLC	P-21

Validity of the Notes
In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 24, 2019 which has been filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on May 24, 2019.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 24, 2019, which has been filed as Exhibit 5.2 to the registration statement on Form F‑3 filed by TD on May 24, 2019.

TD SECURITIES (USA) LLC	P-22